Exhibit 99.1

Hungarian Telephone and Cable Corp. Announces Review of Strategic Alternatives

SEATTLE--(BUSINESS WIRE)--Hungarian Telephone and Cable Corp. (AMEX:HTC) announced it has retained the investment banking firm of BNP Paribas Corporate Finance to assist it in evaluating strategic alternatives for the company. HTCC does not expect to publicly disclose additional information regarding the status of its review of strategic alternatives until the review is completed. There can be no assurances that any particular course of action will be pursued or as to the timing or terms of any such strategic alternative.

About Hungarian Telephone and Cable Corp.

Hungarian Telephone and Cable Corp., operating under the Invitel brand name, is the number one alternative and the second largest fixed line telecommunications and broadband Internet Services Provider in the Republic of Hungary with more than 1 million customers in Hungary. In addition to delivering voice, data and Internet services in Hungary, it is also a leading player in the Central and Eastern European wholesale telecommunications capacity and data market.

Note: This press release may contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These and all forward-looking statements are only predictions of current plans that are constantly under review by the company. Such statements are qualified by important factors that may cause actual results to differ from those contemplated, including those risk factors detailed from time to time in the company’s Securities and Exchange Commission (“SEC”) filings, which may not be exhaustive. For a discussion of such risk factors, see the company’s filings with the SEC including, but not limited to, reports on Form 10-K and 10-Q. The company operates in a continually changing business environment, and new risk factors emerge from time to time. The company cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on its business or events described in any forward-looking statements. The company has no obligation to publicly update or revise any forward-looking statements to reflect the occurrence of future events or circumstances.

CONTACT:
Hungarian Telephone and Cable Corp.
Robert Bowker
Chief Financial Officer
Hungary - (011) 361-801-1374
U.S. - 206-654-0204